EXHIBIT 99.1


                                  PRESS RELEASE

                            UNITED COMMUNITY BANCORP
                             ANNOUNCES CASH DIVIDEND

         Lawrenceburg, Ind., January 24, 2008 - United Community Bancorp (the "Company") (Nasdaq: UCBA) today announced that its Board of Directors declared a quarterly cash dividend of $0.08 per share, payable on or about February 29, 2008 to stockholders of record as of the close of business on February 11, 2008.

         United Community MHC, the Company's mutual holding company parent, intends to file notice with the Office of Thrift Supervision of its intent to waive receipt of the dividend. The waiver is subject to the OTS not objecting to it.

         United Community Bancorp is the parent company of United Community Bank. United Community Bank is a federally chartered savings bank offering traditional services and products from its main office and three branch offices in Lawrenceburg, Indiana and its branch in Aurora, Indiana.



Contact: United Community Bancorp
         William F. Ritzmann, President and Chief Executive Officer
         (812) 537-4822